CONSULTING AGREEMENT


         This Agreement (the "Agreement") is made and entered into as of the 1st day of July, 2002, by and between I-trax, Inc. (the "Company"), a Delaware corporation with its principal executive office located at One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103 and William S. Wheeler ("Consultant"), an individual residing at 2737 11th Street, N, Arlington, VA 22201.

                                    RECITALS

         A. Consultant is a director of the Company and the Chairman of the Company's Audit Committee.

         B. The Company desires to retain Consultant to analyze and, if necessary, improve the Company's accounting practices and financial reporting.

         C. The purpose of this Agreement is to set forth the terms of Consultant's engagement by the Company.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and covenants made in this Agreement and intending to be legally bound, the parties agree as follows:

         1. Services to be Rendered. Consultant will perform the following duties for the Company:

                  (a) Assess the financial reporting needs of the Company's senior management, design a set of management reports to address those needs and assign reporting responsibilities to the Company's personnel to implement the new reports.

                  (b) Assess the closing process of the Company's monthly books and propose and implement changes, if appropriate.

                  (c) Assess the strengths and weaknesses of the Company's finance department and work product to ensure that the department is properly serving the Company.

                  (d) Review the Company's balance sheet and recommend areas of improvement, such as receivables/collections, payables, financing, etc.

                  (e) Implement any or all approved recommendations.

                  (f) Work with the Company's Chief Executive Officer and Chief Financial Officer to raise additional funds.





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                  (g) Assist the Company in any other manner agreed upon by the
Company's Chief Executive Officer.

         2. Performance of Consultant. All work done by Consultant under this Agreement will be of the highest professional standards and performed to the Company's reasonable satisfaction.

         3. Compensation.

                  (a) Consulting Fees. As consideration for Consultant satisfactorily performing his obligations under this Agreement, the Company will compensate Consultant at a rate of $60 per hour. Consultant will submit to the Company itemized, semimonthly, statements of the time he incurred in the previous period and the Company will pay Consultant amounts shown on each such statement within 15 days after its receipt.

                  (b) Reimbursement of Expenses. The Company will reimburse Consultant for all reasonable and necessary expenses that are incurred or paid by Consultant in connection with, or related to, the performance of his services under this Agreement, consistent with Company's policy on expense reimbursements. In accordance with the Company's policy, Consultant will submit to the Company itemized monthly statements of the expenses he incurred in the previous month and the Company will pay Consultant amounts shown on each such statement within 30 days after its receipt. Notwithstanding the foregoing, Consultant will not incur total expenses in excess of $1,000 per month without the prior written approval of the Company.

                  (c) Benefits. Consultant will not be entitled to any of the benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

         4. Term and Termination. The terms of this Agreement will commence on the date first written above and will continue for the period of 60 days, unless sooner terminated in accordance with this Agreement. Upon expiration of the original 60 day term, this Agreement may be extended by mutual agreement of the parties. Either party may terminate this Agreement upon 15 day advance notice to the other party without any reason. In the event of termination by either party hereto, Consultant will be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3(b). Such payments will constitute full settlement of any and all claims of Consultant of every description against the Company.

         5. Assignment. Consultant's services under this Agreement are unique and personal. Accordingly, Consultant may not assign any of his rights or delegate any of his duties or obligations under this Agreement, without the prior written consent of the Company. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the Company's successors and assigns, whether by merger, consolidation or otherwise.




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         6. Status. Consultant's status under this Agreement is that of an independent contractor and not that of an agent or employee.

         7. Soliciting Employees or Representatives. Consultant will not, during the term of this Agreement or thereafter, solicit any employee or representative of the Company or attempt to induce or cooperate with any other firm in an attempt to induce any employee or representative to leave the employ or representation of the Company.

         8. Confidential Information of Others. Consultant does not have in Consultant's possession any confidential or proprietary documents belonging to others. Consultant will not use, disclose to the Company, or induce the Company to use, any confidential or proprietary documents or any other proprietary information of others during the term of this Agreement. Performance by consultant under this Agreement will not require Consultant to violate any obligation to or confidence with another.

         9. Certain Definitions.

                  (a) "Proprietary Information" means any and all information of a confidential, proprietary, or secret nature which is or may be either applicable to, or related in any way to (1) the business, present or future, of the Company or its affiliates, (2) the research and development or investigations of the Company or any of its affiliates or (3) the business of any customer of the Company or of any of its affiliates. Proprietary Information includes, for example and without limitation, trade secrets, processes, formulas, data, know-how, improvements, inventions, techniques, marketing plans, Software and strategies, and information concerning customers or vendors.

                  (b) "Software" means all software owned, engineered, developed, licensed or sold by the party, including the following: (1) all modifications, enhancements, fixes, updates, upgrades, bypasses and work-arounds, (2) the source code and object code for any of the foregoing; and
(3) all operating systems, bridgeware, firmware, middleware or utilities.

         10. Proprietary Information to be Kept in Confidence.

                  (a) Proprietary Information is a special, valuable and unique asset of the Company, and Consultant will, during the term of this Agreement and thereafter, keep in confidence and trust all Proprietary Information. During the term of this Agreement and thereafter, Consultant will not directly or indirectly use Proprietary Information other than in the course of performing his duties to the Company and will not directly or indirectly disclose any Proprietary Information or anything relating thereto to any person or entity, except in the course of performing his duties under this Agreement and then only with the consent of the Company. Consultant will abide by the Company's policies and regulations, as established from time to time, for the protection of Proprietary Information.

                  (b) If Consultant becomes legally obligated to disclose any Proprietary Information, Consultant must give the Company prompt notice of such fact before such disclosure. The Company will obtain a protective order or other appropriate remedy concerning any such disclosure or waive Consultant's compliance with the applicable provisions of this Agreement. Consultant must





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

cooperate fully with the Company in connection with the Company's efforts to obtain a protective order or other appropriate remedy. In the event the Company is unable to obtain a protective order or other appropriate remedy with respect to the Proprietary Information or has not responded to Consultant's notice before the required disclosure, Consultant will be deemed to have complied with his obligations under this Paragraph 10. When making any disclosure of Proprietary Information, Consultant must use his best efforts to have all Proprietary Information treated confidentially.

         11. Return of Materials at Termination. Consultant must, upon termination of this Agreement for any reason, promptly deliver to the Company, or any affiliate designated by the Company, all lists, books, records, sales materials and other documents and data, including computer files, discs, memory, print-outs and other information, including all copies thereof, pertaining to the business of the Company, whether prepared by the Company or Consultant all of which Consultant acknowledges are owned by the Company. Consultant must not take any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to any Proprietary Information upon leaving the Company.

         12. Disclosure to Company; Inventions as Sole Property of Company.

                  (a) Consultant agrees that all inventions, discoveries, computer programs, data, Software, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (individually, an "Invention", and collectively, the "Inventions") related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, at the request or direction of the Company during the term of this Agreement or thereafter if resulting or directly derived from Proprietary Information, will be the sole property of the Company. Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company's expense, Consultant must execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

                  (b) Consultant must promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and first actual reduction to practice of any Invention. Such written records must be available to and remain the sole property of the Company at all times.

         13. Injunction. The parties hereto expressly agree that a breach of any of the terms and conditions of this Agreement would result in irreparable harm to the Company and money that damages would not be a sufficient remedy for any




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such breach. Accordingly, in the event of a breach or threatened breach by
Consultant of any of the provisions of this Agreement, and in addition to any other remedy provided herein or by law or in equity, the Company shall be entitled to appropriate equitable relief, including injunctive relief and specific performance in any court of competent jurisdiction. In addition, the Company shall be entitled to receive from Consultant its costs and reasonable attorneys' fees in connection with any successful enforcement of its rights under this Agreement.

         14. General.

                  (a) This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes and replaces all prior writings, discussions and rights relating thereto; and no obligation of any kind relating thereto is assumed by or implied against either party hereto except for those obligations expressly stated herein and those imposed by common law. This Agreement may only be amended by a written instrument signed by the parties hereto.

                  (b) This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. If any provision of this Agreement is determined to contravene the of the Commonwealth of Pennsylvania, it will be deemed to be modified to the extent necessary to comply with any such law or, if such modification is not possible under any such law, must be deemed to be null and void, but must not affect the obligations of the parties hereto under any other provision of this Agreement.

                  (c) Delay or failure to exercise any right or remedy hereunder shall not impair such right or remedy or be construed as a waiver thereof or as acquiescence in breach of this Agreement. Any single or partial exercise of any right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.

                  (d) The parties' respective obligations under this Agreement shall continue in effect in accordance with its terms until terminated by the parties.

                  (e) This Agreement may be executed in counterparts, each of which shall be deemed an original, and any party hereto may execute any such counterpart, all of which, when taken together, shall constitute one and the same instrument.

                            [Signature Page Follows]




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                  IN WITNESS HEREOF, the parties hereto, with full power and authority, have executed this Agreement as of the year and date first above written.


I-TRAX, INC.                                        CONSULTANT



By:      /s/ Frank A. Martin                         /s/ William S. Wheeler
         Frank A. Martin, CEO                        William S. Wheeler






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                           [I-trax, Inc. Letter Head]



                                                              September 12, 2002




William S. Wheeler
2737 11th Street, N
Arlington, VA 22201


Dear Sam:

                  I write this letter with reference to the consulting agreement between you and I-trax, Inc. dated July 1, 2002. The consulting agreement had expired on August 29, 2002. Please allow this letter to confirm that the company would like to extent the consulting agreement for an additional 90-day term, ending on November 27, 2002. If you agree to this extension, please sign below.

                  Thank you.

                                               Sincerely,

                                               /s/ Anthony Tomaro

                                               Anthony Tomaro
                                               Chief Financial Officer

Accepted and agreed to:


/s/ William S. Wheeler
William S. Wheeler





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